Exhibit 23.1


                    Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 27, 2000 relating to the financial statements, wihich appears in the 2000 Annual Report to Shareholders of Ivex Packagin Corporation, which is incorporated by reference in Ivex Packaging Corporation's Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the incorporation by reference of our report dated January 27, 2000 relating to the financial statement shcedules, which appears in such Annual Report on Form 10-K.



/s/ PricewaterhouseCoopers LLP
Chicago, IL
June 28, 2000